News from	Exhibit 99.1

COSTCO WHOLESALE CORPORATION REPORTS FIRST QUARTER

OPERATING RESULTS FOR FISCAL 2009

ISSAQUAH, Wash., December 11, 2008 — Costco Wholesale Corporation (Nasdaq: COST) announced today its operating results for the first quarter (twelve weeks) of fiscal 2009, ended November 23, 2008.

Net sales for the first quarter of fiscal 2009 increased four percent to $16.04 billion from $15.47 billion during the first quarter of fiscal 2008. On a comparable warehouse basis, that is warehouses open at least one year, net sales increased one percent.

Comparable sales for the first quarter of fiscal 2009 were negatively impacted by foreign exchange (primarily in Canada, United Kingdom and Korea), as follows:

	12 Weeks (as reported)	12 Weeks (in local currencies)
U.S.	+3%	+3%
International	-7%	+7%

Total Company	+1%	+4%

Net income for the first quarter of fiscal 2009 was $262.5 million, or $.60 per diluted share, compared to $262.0 million, or $.59 per diluted share, during the first quarter of fiscal 2008.

According to Richard Galanti, Chief Financial Officer of Costco, “First quarter 2009 results benefited from very strong gasoline profitability when compared to last year. Results were hurt by a slowdown in non-food discretionary sales and related reductions in margins associated with these sales, primarily in the latter half of the quarter. In addition, we incurred certain pretax charges of $34.2 million, or $.05 per share, related to the ‘mark-to-market’ adjustment of the cash surrender value of certain life insurance contracts ($28.4 million charge to SG&A Expense) and the impairment of corporate investments ($5.8 million charge to interest income). Finally, our first quarter earnings were negatively impacted by an estimated $22.7 million pretax, or $.03 per share, as a result of the significant strengthening during the quarter of the U.S. dollar, as compared to the Canada, United Kingdom, Korea and Mexico currencies.”

Costco currently operates 550 warehouses, including 403 in the United States and Puerto Rico, 76 in Canada, 21 in the United Kingdom, six in Korea, five in Taiwan, eight in Japan and 31 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada.

A conference call to discuss these results is scheduled for 8:00 a.m. (PT) today, December 11, 2008, and is available via a webcast on www.costco.com (click on Investor Relations and “Webcasts”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care and workers’ compensation costs), rising costs associated with the acquisition of merchandise (including the direct and

Issaquah Home Office • 999 Lake Drive • Issaquah, WA 98027-5367 • (425) 313-8100

News from

indirect effects of the rising cost of petroleum-based products and fuel and energy costs), geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS:	Costco Wholesale Corporation Richard Galanti, 425/313-8203/Bob Nelson, 425/313-8255/Jeff Elliott, 425/313-8264

Issaquah Home Office • 999 Lake Drive • Issaquah, WA 98027-5367 • (425) 313-8100

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(unaudited)

	12 Weeks Ended
	November 23, 2008	November 25, 2007
REVENUE
Net sales	$16,035,452	$15,471,500
Membership fees	358,714	338,030

Total revenue	16,394,166	15,809,530
OPERATING EXPENSES
Merchandise costs	14,276,670	13,823,511
Selling, general and administrative	1,676,995	1,569,594
Preopening expenses	12,849	21,492
Provision for impaired assets and closing costs, net	6,764	79

Operating income	420,888	394,854
OTHER INCOME (EXPENSE)
Interest expense	(24,623)	(22,968)
Interest income and other	18,177	33,277

INCOME BEFORE INCOME TAXES	414,442	405,163
Provision for income taxes	151,942	143,182

NET INCOME	$262,500	$261,981

NET INCOME PER COMMON SHARE:
Basic	$0.61	$0.60

Diluted	$0.60	$0.59

Shares used in calculation (000’s)
Basic	432,451	435,090
Diluted	440,533	445,717

Dividends per share	$0.160	$0.145